Exhibit 99

O’SULLIVAN RECEIVES FINAL APPROVAL OF $35 MILLION DIP
FINANCING AND AUTHORITY TO HONOR CUSTOMER PROGRAMS

ROSWELL, Ga., November 9, 2005 – O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock – OSULP.PK) today said that it has received final approval from the Bankruptcy Court of its debtor in possession post petition financing with The CIT Group/Business Credit, Inc. and other lenders. The Final Order granted by Judge Mullins allows O’Sullivan to borrow up to $35 million under certain conditions and subject to borrowing availability.

O’Sullivan also said that the Court has granted its Final Order authorizing O’Sullivan to honor pre-petition customer credit, return and warranty programs. This order will allow O’Sullivan to utilize all programs in place with customers and to provide a continued high level of service.

Commenting on these orders, Rick Walters, interim CEO, stated, “These orders enhance the ongoing stability of O’Sullivan by providing liquidity through the bankruptcy process. Further, our ability to service our customers will remain unaffected by the filing. We are pleased that our restructuring is proceeding in an orderly fashion and we look forward to exiting Chapter 11 as quickly as possible.”

About O’Sullivan Industries

O’Sullivan has been in business since 1954. The company designs, manufactures and distributes ready-to-assemble furniture and related products, including a growing line of desks, computer work centers, home entertainment centers, bookcases, shelving, stands for televisions and audio equipment, bedroom furniture pieces, garage storage units and commercial furniture. The majority of O’Sullivan products are sold through large retailers and office supply stores. O’Sullivan employs approximately 1,300 people, primarily at production facilities in Lamar, Missouri, and South Boston, Virginia. The company has its headquarters in the Atlanta suburb of Roswell. On Friday, October 14, 2005, O’Sullivan Industries Holdings, Inc., and certain of its direct and indirect subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code.

Safe Harbor Statement

Certain statements in this press release that are not historical facts may be “forward looking statements.” Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors involving risks and uncertainties beyond O’Sullivan’s control that could cause actual events to differ materially from those expressed or implied in such statement. Such factors include O’Sullivan’s ability to maintain adequate liquidity and to operate pursuant to the terms of its DIP credit agreement; O’Sullivan’s ability to obtain court approvals with respect to motions in the Chapter 11 proceedings; O’Sullivan’s ability to prosecute, confirm and consummate a plan of reorganization; O’Sullivan’s ability to obtain and maintain normal terms with vendors and service providers; O’Sullivan’s ability to fund and execute its business plan; O’Sullivan’s success with its liquidity improvement initiatives and the ability to obtain any necessary waivers from lenders; as well as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those projected by management. O’Sullivan disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Please review O’Sullivan’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

For more information, contact:
Kevin McCarthy – 866-289-1880
Vice President, Human Resources